Exhibit 99.1

1000 S. 2nd Street Sunbury, Pennsylvania 17801 Phone 570-847-3636

News Release

Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 847-3636	April 13, 2010
E-Mail: Dcurtin@weismarkets.com

WEIS MARKETS REPORTS FIRST QUARTER RESULTS

(Sunbury, PA) – Weis Markets, Inc. (NYSE:WMK) today reported an increase in its first quarter sales and earnings.

For the thirteen-week period ending March 27, 2010, the Company's sales increased 9.6% to $664.3 million, compared to $606.2 million for the same period in 2009. The Company's first quarter comparable store sales were up 3.0%.

In the first quarter, the Company's basic and diluted earnings per share increased $.04 to $.65 per share and its net income increased 5.2% to $17.4 million compared to $16.5 million for the same period in 2009.

"This is our sixth consecutive quarter of strong earnings and sales performance. We continued to improve our overall level of execution and increase efficiencies at store and distribution levels, which helped us generate solid sales and earnings increases along with a 6.1% increase in operating income," said Weis Markets' President and CEO David J. Hepfinger. "Our sales also benefited from a $3 million investment in aggressive promotional programs throughout our market area."

About Weis Markets
Founded in 1912, Weis Markets will mark its 98th year of operation in May. It currently operates 164 stores in its home state of Pennsylvania and in Maryland, New York, New Jersey and West Virginia. For more information about Weis Markets, Inc., please visit www.weismarkets.com.

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In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS

First Quarter - 2010

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	March 27, 2010	March 28, 2009	(Decrease)
Net Sales	$664,256,000	$606,239,000	9.6%
Income Before Taxes	27,271,000	25,546,000	6.8%
Provision for Income Taxes	9,889,000	9,028,000	9.5%
Net Income	$17,382,000	$16,518,000	5.2%
Weighted Average
Shares Outstanding	26,899,000	26,959,000	(60,000)
Basic and Diluted
Earnings Per Share	$0.65	$0.61	$0.04